Exhibit 10.1

COPART, INC.

STAND-ALONE STOCK OPTION AWARD AGREEMENT

I. NOTICE OF STOCK OPTION GRANT

Participant Name:	A. Jayson Adair

You have been granted an Option to purchase Common Stock of Copart, Inc., subject to the terms and conditions of this Stand-Alone Stock Option Award Agreement (the “Award Agreement”), as follows:

Date of Grant	October 14, 2026

Vesting Commencement Date	October 14, 2026

Exercise Price per Share	5,000,000 Shares at $26.27

5,000,000 Shares at $34.94

5,000,000 Shares at $43.61

5,000,000 Shares at $52.54

Total Number of Shares Granted	20,000,000 Shares

Total Exercise Price	$785,300,000

Type of Option:	Nonstatutory Stock Option

Term/Expiration Date:	October 13, 2036

Vesting Schedule:

This Option will become exercisable and vest, in whole or in part, in accordance with Exhibit B attached hereto, which is incorporated herein.

By Participant’s signature and the signature of the Company’s representative below, Participant and the Company agree that this Option is granted under and governed by the terms and conditions of this Award Agreement, including the Terms and Conditions of Stock Option Grant, attached hereto as Exhibit A, all of which are made a part of this document. Participant has reviewed this Award Agreement in its entirety, has had an opportunity to obtain the advice of counsel prior to executing this Award Agreement and fully understands all provisions of this Award Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to this Award Agreement. Participant further agrees to notify the Company upon any change in the residence address indicated below.

PARTICIPANT:	COPART, INC.

Signature	By

Print Name	Title

Residence Address:

EXHIBIT A

TERMS AND CONDITIONS OF STOCK OPTION GRANT

1. Definitions. As used herein, the following definitions will apply.

(a) “Administrator” means the Board, or any of its committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board, as will be administering the Option in accordance with Section 19 below.

(b) “Applicable Laws” means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where the Option is granted.

(c) “Board” means the Board of Directors of the Company.

(d) “Cause” means (i) any act of dishonesty made by Participant in connection with Participant’s responsibilities as a Service Provider; (ii) Participant’s conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude; (iii) Participant’s gross misconduct; (iv) willful and continued failure of Participant to substantially perform his principal duties and/or obligations of employment to the Company; or (v) Participant’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom Participant owes an obligation of nondisclosure as a result of Participant’s relationship with the Company.

(e) “CEO” means Chief Executive Officer of the Company.

(f) “Change in Control” means the occurrence of any of the following events:

(i) A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection (i), the acquisition of additional stock by any one Person, who is considered to own more than 50% of the total voting power of the stock of the Company will not be considered a Change in Control; or

(ii) A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (ii), if any Person is considered to effectively control the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(iii) A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3). For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this Section 1(f), persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

(g) “CIC Price” means the price per Share paid to holders of Common Stock in a Change in Control, as determined by the Administrator in good faith.

(h) “CIC Termination” means termination of Participant’s employment as CEO after a Change in Control (i) by the Company other than for Cause, (ii) by the Participant’s resignation for Good Reason, or (iii) by reason of death or Disability.

(i) “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code herein will be a reference to any successor or amended section of the Code.

(j) “Common Stock” means the common stock of the Company.

(k) “Company” means Copart, Inc., a Delaware corporation, or any successor thereto.

(l) “Consultant” means any person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services to such entity.

(m) “Director” means a member of the Board.

(n) “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

(o) “Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

(p) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(q) “Fair Market Value” means, as of any date, the value of the Common Stock as the Administrator may determine in good faith by reference to the price of such stock on any established stock exchange or a national market system on the day of determination if the Common Stock is so listed on any established stock exchange or a national market system. If the Common Stock is not listed on any established stock exchange or a national market system, the value of the Common Stock will be determined as the Administrator may determine in good faith.

(r) “Good Reason” means, within thirty (30) days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following without Participant’s consent: (i) the assignment, reduction or removal of Participant’s duties or position, either of which results in a material diminution in Participant’s authority, duties or responsibilities with the Company in effect immediately prior to such assignment, reduction or removal; (ii) a material reduction by the Company of Participant’s base salary as in effect immediately prior to such reduction (this clause (ii) does not apply in the situation where Participant does not have a base salary); or (iii) the material change in geographic location of Participant’s principal place of performing his duties as a Service Provider by more than fifty (50) miles. In order for an event to qualify as Good Reason, Participant must not terminate his status as a Service Provider without first providing the Company with written notice of the acts or omissions constituting the grounds for Good Reason within ninety (90) days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than thirty (30) days following the date of such notice.

(s) “Non-Qualified Termination” means a termination of Participant’s status as CEO other than due to death or Disability or as set forth in Section 5(b) of Exhibit B.

(t) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(u) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(v) “Primary Exchange” means Nasdaq or such other established securities exchange or national market system on which Shares primarily are listed and regularly trade.

(w) “Service Provider” means an Employee, Director, or Consultant.

(x) “Share” means a share of the Common Stock, as adjusted in accordance with Section 11 below.

(y) “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

(z) “Termination Price” means the average closing sales price of a Share over the thirty (30) trading days preceding the date of the termination of Participant’s status as CEO due to death or Disability, as reported on the Primary Exchange.

2. Grant of Option. The Company hereby grants to the Participant named in the Notice of Grant attached as Part I of this Award Agreement (the “Participant”) an option (the “Option”) to purchase the number of Shares, as set forth in the Notice of Grant, at the exercise price per Share set forth in the Notice of Grant (the “Exercise Price”), subject to all of the terms and conditions in this Award Agreement.

3. Vesting Schedule. The Option awarded by this Award Agreement will vest in accordance with the vesting provisions set forth in Exhibit B. Shares scheduled to vest on a certain date or upon the occurrence of a certain condition will not vest in Participant in accordance with any of the provisions of this Award Agreement, unless Participant will have been continuously CEO from the Date of Grant until the date such vesting occurs.

4. [Reserved]

5. Exercise of Option.

(a) Right to Exercise. The Option may be exercised only within the term set out in the Notice of Grant, and may be exercised during such term only in accordance with the terms of this Award Agreement.

(b) Method of Exercise. The Option is exercisable by delivery of an exercise notice, in the form attached as Exhibit C (the “Exercise Notice”) or in a manner and pursuant to such procedures as the Administrator may determine, which will state the election to exercise the Option, the number of Shares in respect of which the Option is being exercised (the “Exercised Shares”), and such other representations and agreements as may be required by the Company. The Exercise Notice will be completed by Participant and delivered to the Company. The Exercise Notice will be accompanied by payment of the aggregate Exercise Price as to all Exercised Shares together with any applicable tax withholding. The Option will be deemed to be exercised upon receipt by the Company of such fully executed Exercise Notice accompanied by such aggregate Exercise Price.

6. Method of Payment. Payment of the aggregate Exercise Price will be by any of the following, or a combination thereof, at the election of Participant:

(a) cash;

(b) check;

(c) consideration received by the Company under a formal cashless exercise program adopted by the Company;

(d) by net exercise whereby the Option may be exercised in full or in part by surrendering a portion of the Option as payment of the aggregate Exercise Price per Share for the number of Shares subject to the Option to be exercised. The number of Shares subject to the Option that would be surrendered in payment of the Exercise Price would be determined by multiplying the number of Shares to be exercised by the per Share Exercise Price, and then dividing the product thereof by an amount equal to the per Share Fair Market Value on the date of exercise. If the Fair Market Value of the Shares subject to the portion of the Option that is surrendered pursuant to a net exercise exceeds the aggregate Exercise Price of the Exercised Shares, the excess will be paid to Participant in cash; or

(e) surrender of other Shares which have a Fair Market Value on the date of surrender equal to the aggregate Exercise Price of the Exercised Shares, provided that accepting such Shares, in the sole discretion of the Administrator, will not result in any adverse accounting consequences to the Company.

7. Tax Obligations.

(a) Withholding Taxes. Notwithstanding any contrary provision of this Award Agreement, no certificate representing the Shares will be issued to Participant, unless and until satisfactory arrangements (as determined by the Administrator) will have been made by Participant with respect to the payment of income, employment and other taxes which the Company determines must be withheld with respect to such Shares. To the extent determined appropriate by the Company in its discretion, it will have the right (but not the obligation) to satisfy any tax withholding obligations by reducing the number of Shares otherwise deliverable to Participant. If Participant fails to make satisfactory arrangements for the payment of any required tax withholding obligations hereunder at the time of the Option exercise, Participant acknowledges and agrees that the Company may refuse to honor the exercise and refuse to deliver Shares if such withholding amounts are not delivered at the time of exercise.

Pursuant to such procedures as the Administrator may specify from time to time, Participant may elect to satisfy such tax withholding obligation, in whole or in part by (without limitation) (i) paying cash, (ii) electing to have the Company withhold otherwise deliverable cash or Shares having a fair market value (as determined by the Company) equal to the minimum amount required to be withheld or other greater amount up to the maximum statutory rate under Applicable Laws, as applicable to Participant, if such other greater amount would not result in adverse financial accounting treatment, as determined by the Company (including in connection with the effectiveness of FASB Accounting Standards Update 2016-09 amending FASB Accounting Standards Codification Topic 718, Compensation – Stock Compensation), (iii) delivering to the Company already-owned Shares having a fair market value equal to the amount required to be withheld, or (iv) selling a sufficient number of Shares otherwise deliverable to the Participant through such means as the Administrator may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld. The amount of the withholding requirement will be deemed to include any amount which the Administrator agrees may be withheld at the time the election is made, not to exceed the amount determined by using the maximum federal, state or local marginal income tax rates applicable to Participant with respect to the Option on the date that the amount of tax to be withheld is to be determined. The fair market value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

(b) Code Section 409A. Under Code Section 409A, an option that vests after December 31, 2004 that was granted with a per Share exercise price that is determined by the Internal Revenue Service (the “IRS”) to be less than the Fair Market Value of a Share on the Date of Grant (a “Discount Option”) may be considered “deferred compensation.” A Discount Option may result in (i) income recognition by Participant prior to the exercise of the option, (ii) an additional 20% federal income tax, and (iii) potential penalty and interest charges. The Discount Option may also result in additional state income, penalty and interest charges to Participant. Participant acknowledges that the Company cannot and has not guaranteed that the IRS will agree that the per Share exercise price of the Option equals or exceeds the Fair Market Value of a Share on the Date of Grant in a later examination. Participant agrees that if the IRS determines that the Option was granted with a per Share exercise price that was less than the Fair Market Value of a Share on the Date of Grant, Participant will be solely responsible for Participant’s costs related to such a determination.

8. Rights as Stockholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant. After such issuance, recordation and delivery, Participant will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.

9. Termination of Relationship as a Service Provider. If Participant ceases to be a Service Provider, Participant may exercise the Option within such period of time as is specified in this Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the Term/Expiration Date of the Option as set forth in the Notice of Grant). If on the date of termination Participant is not vested as to the Option, the Shares covered by the unvested portion of the Option will terminate. If after termination Participant does not exercise the Option within the time specified by the Administrator, the Option will terminate.

10. Leave of Absence. Unless the Administrator provides otherwise, vesting of the Option will be suspended during any unpaid leave of absence. Participant will not cease to be an Employee in the case of (i) any leave of absence approved by the Company, or (ii) transfers between locations of the Company or between the Company, its Parent, or any Subsidiary.

11. Adjustments; Dissolution or Liquidation; Merger or Change in Control.

(a) Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under this Award Agreement, will adjust the number, class, and price of Shares covered by the Option.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, the Option will terminate immediately prior to the consummation of such proposed action.

(c) Change in Control. Subject to Section 5 of Exhibit B, in the event of a merger or Change in Control, the Option will be treated as the Administrator determines, including, without limitation, that the Option will be assumed or an equivalent option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation (the “Successor Corporation”).

12. No Guarantee of Continued Service. PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF SHARES PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS CEO AT THE WILL OF THE COMPANY (OR THE PARENT OR SUBSIDIARY EMPLOYING OR RETAINING PARTICIPANT) AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THE OPTION OR ACQUIRING SHARES HEREUNDER. PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AWARD AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND WILL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF THE COMPANY (OR THE PARENT OR SUBSIDIARY EMPLOYING OR RETAINING PARTICIPANT) TO TERMINATE PARTICIPANT’S RELATIONSHIP AS CEO AT ANY TIME, WITH OR WITHOUT CAUSE.

13. Address for Notices. Any notice to be given to the Company under the terms of this Award Agreement will be addressed to the Company, in care of its General Counsel at Copart, Inc., 14185 Dallas Parkway, Suite 300, Dallas, TX 75254, or at such other address as the Company may hereafter designate in writing.

14. Non-Transferability of Option. The Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of Participant only by Participant.

15. Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Award Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

16. Additional Conditions to Issuance of Stock. If at any time the Company will determine, in its discretion, that the listing, registration or qualification of the Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to Participant (or his estate), such issuance will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Company. The Company will make all reasonable efforts to meet the requirements of any such state or federal law or securities exchange and to obtain any such consent or approval of any such governmental authority. Assuming such compliance, for income tax purposes the Exercised Shares will be considered transferred to Participant on the date the Option is exercised with respect to such Exercised Shares.

17. Stockholder Approval. The Option and this Award Agreement will be subject to approval by the stockholders of the Company at the Company’s 2026 Annual Meeting of Stockholders (the “2026 Annual Meeting”) or a special meeting of the stockholders following the 2026 Annual Meeting. If stockholder approval is not obtained, then the Option will forfeit in its entirety. No portion of the Option may be exercised unless stockholder approval is obtained. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

18. Forfeiture Events. Notwithstanding any provisions to the contrary under this Award Agreement, the Option will be subject to the Company’s clawback policy as may be established and/or amended from time to time (the “Clawback Policy”). The Administrator may require Participant to forfeit, return or reimburse the Company all or a portion of the Option and any amounts paid thereunder pursuant to the terms of the Clawback Policy or as necessary or appropriate to comply with Applicable Laws.

19. Administrator Authority. The Administrator will have the power to interpret this Award Agreement and to adopt such rules for the administration, interpretation and application of this Award Agreement as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Shares subject to the Option have vested). The Administrator has full authority and discretion to administer this Award Agreement, including but not limited to the authority to: (i) modify or amend the Option (subject to Section 23 of this Award Agreement), (ii) authorize any person to execute on behalf of the Company any instrument required to effect the grant or amendment of the Option previously granted or amended by the Administrator, and (iii) provide for the transferability of the Option. All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons. No member of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to this Award Agreement.

20. Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the Option by electronic means or request Participant’s consent to this Award Agreement by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to this Award Agreement through any on-line or electronic system established and maintained by the Company or another third party designated by the Company.

21. Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Award Agreement.

22. Agreement Severable. In the event that any provision in this Award Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Award Agreement.

23. Modifications to the Agreement. This Award Agreement constitutes the entire understanding of the parties on the subjects covered. Participant expressly warrants that he or she is not accepting this Award Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Award Agreement can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in this Award Agreement, the Company reserves the right to revise this Award Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Participant, to comply with Code Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Code Section 409A in connection with this Option.

24. Governing Law. This Award Agreement will be governed by the laws of the State of Texas, without giving effect to the conflict of law principles thereof. For purposes of litigating any dispute that arises under this Option or this Award Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Texas, and agree that such litigation will be conducted in the courts of Dallas County, Texas, or the federal courts of the United States for the Northern District of Texas, and no other courts, where this Option is made and/or to be performed.

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EXHIBIT B

VESTING AND EXERCISE SCHEDULE

The following terms will apply to the Option. Unless otherwise defined herein, capitalized terms will have the meanings set forth in the Stand-Alone Stock Option Award Agreement to which this Exhibit B is attached.

1. Service-Based Vesting and Forfeiture. Except as otherwise set forth in this Award Agreement, this Option may be exercised, in whole or in part, in accordance with the following schedule:

(a) 100% of the Shares subject to the Option will vest and become exercisable on the 5th anniversary of the Vesting Commencement Date (the “Vesting Date”), subject to Participant’s continued status as CEO through the Vesting Date.

(b) Except as otherwise set forth in this Award Agreement (including Sections 5 and 6 below), the Option will be forfeited in its entirety upon the termination of Participant’s status as CEO prior to the Vesting Date.

2. Exercisability and Service-Based Clawback.

(a) Exercisability. The Option will be exercisable as to vested and outstanding Shares following the Vesting Date, subject to the Term/Expiration Date and the Service-Based Clawback described in Section 2(b) below.

(b) Service-Based Clawback. Except as set forth in Sections 5 and 6 below, vested Shares (whether or not exercised) will initially be subject to clawback on the terms set forth in this Section 2(b) (the “Service-Based Clawback”) and will not be transferable. Vested Shares exercised while subject to the Service-Based Clawback are referred to as “Restricted Shares.” 10% of the Shares subject to the Option will be subject to the Service-Based Clawback for each whole or partial year between the date of Participant’s Non-Qualified Termination and the Term/Expiration Date. Upon Participant’s Non-Qualified Termination, the Company will have the right to clawback Shares subject to the Service-Based Clawback. In the case of Restricted Shares which remain subject to the Service-Based Clawback at the time of Participant’s Non-Qualified Termination (“Unreleased Shares”), such clawback will be in exchange for a payment by the Company per Share equal to the Exercise Price per Share (the “Clawback Price”). For clarity, the Service-Based Clawback will apply first to vested but unexercised Shares, and then to Unreleased Shares, in descending order of Exercise Price, and with respect to Unreleased Shares, net of Shares sold or tendered to cover applicable withholding taxes. The Company may give effect to the Service-Based Clawback by providing notice to Participant at any time after Participant’s Non-Qualified Termination, but the Service-Based Clawback will be deemed to have been automatically effected as to all Unreleased Shares at 5:00 p.m. (Central time) on the date that is sixty (60) days following the date Participant ceases to be CEO as a result of a Non-Qualified Termination, unless the Company expressly declines in writing to exercise the Service-Based Clawback prior to such time. The Company may pay the Clawback Price by any method of payment permissible under Applicable Laws.

(i) Escrow. Upon exercise, Restricted Shares will be deposited with an escrow holder designated by the Company, including with the Company’s designated captive broker with stop-transfer instructions (the “Escrow Holder”) and will be held by the Escrow Holder until such Restricted Shares are released from the Service-Based Clawback or until Participant ceases to be CEO. Upon Participant’s Non-Qualified Termination, the Escrow Holder will take all steps necessary to effect the Service-Based Clawback. Participant hereby appoints the Escrow Holder with full power of substitution, as Participant’s true and lawful attorney-in-fact with irrevocable power and authority in the name and on behalf of Participant to take any action and execute all documents and instruments, including, without limitation, stock powers which may be necessary to transfer the certificate or certificates evidencing the Unreleased Shares to the Company upon such termination. The Escrow Holder will not be liable for any act or omission with respect to holding the Restricted Shares in escrow while acting in good faith and in the exercise of its judgment. Notwithstanding the foregoing, Restricted Shares may be released from escrow and sold, withheld, or surrendered to the extent necessary to pay the aggregate Exercise Price and to satisfy tax withholding obligations arising in connection with the applicable exercise, in each case as permitted by Sections 6 and 7 of Exhibit A.

(ii) Tax. Participant may file a Code Section 83(b) election (“83(b) Election”) in substantially the form attached hereto as Exhibit D within 30 days following Participant’s exercise of vested Shares. If Participant does not file an 83(b) Election, then Participant will incur ordinary income equal to the Fair Market Value of the vested Shares on the date such Shares are released from the Service-Based Clawback, less the Exercise Price paid for such Shares. Such ordinary income will be considered wages and subject to tax withholding and Participant must satisfy tax withholding obligations as set forth in Section 7 of Exhibit A. In no event will the Company have any liability with respect to taxes incurred by Participant in connection with the exercise of vested Shares, the release of Restricted Shares from the Service-Based Clawback or exercise of the Service-Based Clawback. Participant agrees to indemnify the Company for any such tax liabilities which may attach to the Company by operation of Applicable Law.

3. Post-Exercise Holding Requirement. Except as otherwise provided in Sections 5 and 6, following the exercise of vested Shares, Participant will be required to hold a number of such Shares having an aggregate fair market value (determined as of the date of exercise) equal to the gain realized at exercise, net of taxes (“Holding Period Shares”), until the Term/Expiration Date (the “Holding Period”), and Participant may not sell, transfer, pledge, assign, or otherwise alienate or hypothecate the Holding Period Shares during the Holding Period (the “Post-Exercise Holding Requirement”). For clarity, Participant may sell, withhold, or surrender Shares as necessary to pay the aggregate Exercise Price and to satisfy tax withholding obligations arising from an exercise, and Shares so sold, withheld, or surrendered will not constitute Holding Period Shares.

4. Post-Termination Exercise Period. The Option will be exercisable as to any then-vested Shares for three (3) months after Participant ceases to be a Service Provider, unless such termination is due to Participant’s death or Disability, in which case this Option will be exercisable for twelve (12) months after Participant ceases to be a Service Provider, provided that this Option may not be exercised after the Term/Expiration Date as provided above and may be subject to earlier termination as provided in Section 11 of Exhibit A.

5. Change in Control.

(a) Notwithstanding the foregoing, upon the occurrence of a Change in Control prior to the Vesting Date, and subject to Participant’s continued status as CEO through the Change in Control, Shares for which the CIC Price is greater than the applicable Exercise Price will vest as of immediately prior to the Change in Control. For clarity, except as otherwise set forth in Section 5(b), any Shares which vest pursuant to this Section 5(a) (and any consideration received with respect thereto) will remain subject to the Service-Based Clawback and the Post-Exercise Holding Requirement, as applicable.

(b) Notwithstanding the foregoing, if Participant’s status as CEO is terminated due to a CIC Termination, the Service-Based Clawback and the Post-Exercise Holding Requirement will be waived, subject to Participant’s execution (or his estate’s or guardian’s execution) of a release of claims in a form provided by the Company.

6. Death or Disability. Notwithstanding the foregoing, if Participant’s status as CEO is terminated due to Participant’s death or Disability, unvested Shares for which the Termination Price is greater than the applicable Exercise Price will be deemed to vest as of immediately prior to Participant’s termination due to death or Disability, and the Service-Based Clawback and the Post-Exercise Holding Requirement will be waived as to the Shares that vest pursuant to this Section 6 or any Shares that previously vested, effective as of Participant’s termination due to death or Disability.

EXHIBIT C

COPART, INC.

EXERCISE NOTICE

Copart, Inc.

14185 Dallas Parkway, Suite 300

Dallas, TX 75254

Attention: Stock Administration

1. Exercise of Option. Effective as of today, ________________, _____, the undersigned (“Purchaser”) hereby elects to purchase ______________ shares (the “Shares”) of the Common Stock of Copart, Inc. (the “Company”) under and pursuant to the Stand-Alone Stock Option Award Agreement dated ________ (the “Award Agreement”). The purchase price for the Shares will be $_____________, as required by the Award Agreement.

2. Delivery of Payment. Purchaser herewith delivers to the Company the full purchase price of the Shares and any required tax withholding to be paid in connection with the exercise of the Option.

3. Representations of Purchaser. Purchaser acknowledges that Purchaser has received, read and understood the Award Agreement and agrees to abide by and be bound by its terms and conditions.

4. Rights as Stockholder. Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the Shares, no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to the Option, notwithstanding the exercise of the Option. The Shares so acquired will be issued to Purchaser as soon as practicable after exercise of the Option. No adjustment will be made for a dividend or other right for which the record date is prior to the date of issuance, except as provided in Section 11 of Exhibit A of the Award Agreement.

5. Tax Consultation. Purchaser understands that Purchaser may suffer adverse tax consequences as a result of Purchaser’s purchase or disposition of the Shares. Purchaser represents that Purchaser has consulted with any tax consultants Purchaser deems advisable in connection with the purchase or disposition of the Shares and that Purchaser is not relying on the Company for any tax advice.

6. Entire Agreement; Governing Law. The Award Agreement is incorporated herein by reference. This Exercise Notice and the Award Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Purchaser with respect to the subject matter hereof, and may not be modified adversely to the Purchaser’s interest except by means of a writing signed by the Company and Purchaser. This agreement is governed by the internal substantive laws, but not the choice of law rules, of the State of Texas.

Submitted by:	Accepted by:

PURCHASER	COPART, INC.

Signature	By

Print Name	Title

Address:

Date Received

EXHIBIT D

THE FILING OF A SECTION 83(B) ELECTION IS YOUR RESPONSIBILITY.

SEE FILING ALTERNATIVES BELOW.

YOU MUST FILE THIS ELECTION WITHIN 30 DAYS OF PURCHASING THE SHARES.

YOU (AND NOT THE COMPANY NOR ANY OF ITS ATTORNEYS OR OTHER AGENTS) ARE SOLELY RESPONSIBLE FOR APPROPRIATELY AND TIMELY FILING THIS SECTION 83(B) ELECTION WITH THE IRS, EVEN IF YOU REQUEST THAT THE COMPANY OR ITS ATTORNEYS OR OTHER AGENTS MAKE THIS FILING ON YOUR BEHALF AND EVEN IF THE COMPANY OR ITS ATTORNEYS OR OTHER AGENTS HAVE PREVIOUSLY MADE SIMILAR FILINGS ON YOUR BEHALF.

FILING ALTERNATIVES:

1. CERTIFIED MAIL: THE ELECTION CAN BE FILED BY MAILING A SIGNED ELECTION FORM BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED TO THE IRS SERVICE CENTER WHERE YOU FILE YOUR TAX RETURNS. SEE WWW.IRS.GOV. THE FORM FOR FILING THIS SECTION 83(B) ELECTION BY CERTIFIED MAIL IS ATTACHED TO THESE INSTRUCTIONS.

OR

2. ELECTRONIC FILING: THE ELECTION CAN BE FILED ELECTRONICALLY VIA FORM 15620. SEE WWW.IRS.GOV/FORMS-PUBS/MOBILE-FRIENDLY-FORMS*

* ONLINE SUBMISSION OF THE FORM 15620 REQUIRES AN ID.ME ACCOUNT, THE CREATION OF WHICH REQUIRES IDENTITY VERIFICATION.

ELECTION UNDER SECTION 83(B) OF THE

INTERNAL REVENUE CODE OF 1986, AS AMENDED

The undersigned taxpayer hereby elects, pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended, to include in taxpayer’s gross income or alternative minimum taxable income, as the case may be, for the current taxable year the amount of any compensation taxable to taxpayer in connection with taxpayer’s receipt of the property described below.

1.	The name, address, taxpayer identification number and taxable year of the undersigned are as follows:

NAME: _______________________________ SPOUSE: __________________________

ADDRESS: ________________________________

________________________________

TAXPAYER IDENTIFICATION NO.: _____________________ TAXABLE YEAR: ________

2.	The property with respect to which the election is made is described as follows: __________ shares (the “Shares”) of the Common Stock of Copart, Inc. (the “Company”).

3.	The date on which the property was transferred is:___________________,______.

4.	The property is subject to the following restrictions:

The Shares may not be transferred and are subject to forfeiture under the terms of an agreement between the taxpayer and the Company. These restrictions lapse upon the satisfaction of certain conditions contained in such agreement.

5.	The Fair Market Value at the time of transfer of such property, determined without regard to any restriction other than a restriction which by its terms never lapses, is: $_________________.

6.	The amount (if any) paid for such property is: $_________________.

The undersigned has submitted a copy of this statement to the person for whom the services were performed in connection with the undersigned’s receipt of the above-described property. The undersigned is the person performing services in connection with the transfer of this property.

The undersigned understands that the foregoing election may not be revoked except with the consent of the Commissioner.

Dated: ______________________, _____
Taxpayer

The undersigned spouse of taxpayer joins in this election.

Dated: ______________________, _____
Spouse of Taxpayer